Exhibit 99.1

Company Contact:	Investor Contact:
Bradley E. Larson	Neil Berkman Associates
Chief Executive Officer	(310) 826-5051
www.readymixinc.com	info@BerkmanAssociates.com

FOR IMMEDIATE RELEASE

Ready Mix, Inc. Announces $9.75 Million Asset Sale
     PHOENIX, ARIZONA, February 1, 2010 . . . READY MIX, INC. (NYSE Amex:RMX) (“RMI” or the “Company”) announced today that on January 29, 2010, the Company and Skanon Investments, Inc., an Arizona corporation (“Skanon”), entered into an Asset Purchase Agreement pursuant to which the Company will sell substantially all of its assets comprising its ready-mix concrete business to Skanon for a purchase price of $9,750,000 in cash, subject to certain adjustments. Skanon also will assume certain of the Company’s liabilities. RMI will retain certain assets, including the Company’s office building, as well as certain liabilities.
     The Company’s Board of Directors unanimously approved the Purchase Agreement and the transactions contemplated thereby. Meadow Valley Parent Corp., the beneficial holder of approximately 69% of the outstanding shares of common stock of RMI, has agreed to vote in favor of the Asset Purchase Agreement. Meadow Valley Parent Corp.’s approval is sufficient to approve the Asset Purchase Agreement and the transactions contemplated thereby without any further action or vote of the shareholders of the Company. Meadow Valley Parent Corp. did retain the right to terminate its commitment to vote in favor of the Asset Purchase Agreement and could do so at any time.
     “RMI’s Board of Directors believes that this asset sale is a vital step to preserve and maximize value for our shareholders given the Company’s current financial condition and the state of the industry. We will evaluate additional strategic options for the Company once this transaction closes, including effecting a special dividend,” said Chief Executive Officer Bradley Larson.
     The transaction currently is expected to close by April 30, 2010. The closing is subject to several conditions, including that there be no breaches of the representations, warranties and covenants of the Company contained in the Asset Purchase Agreement except, generally, for breaches that, when considered collectively, would not result in a material adverse effect on the Company’s business. The Asset Purchase Agreement may also be terminated under certain circumstances that would require the Company to pay a $500,000 termination fee, including upon failure of the shareholders to approve the transaction.
     The Company’s independent financial advisor, Lincoln International LLC, rendered an opinion to the Board of Directors of the Company that the consideration to be received by the Company pursuant to the Asset Purchase Agreement is fair, from a financial point of view, to the Company.
     RMI will file with the SEC and disseminate to the Company’s shareholders a definitive information statement regarding the approval of the Asset Purchase Agreement and other matters. Under SEC rules, the definitive information statement must be filed and disseminated to the Company’s shareholders at least 20 days before the closing of the transactions contemplated by the Asset Purchase Agreement.
About Ready Mix, Inc.
     RMI has provided ready-mix concrete products to the construction industry since 1997. RMI currently operates three ready-mix concrete plants in the metropolitan Phoenix, Arizona area, three plants in the metropolitan Las Vegas, Nevada area, and one plant in Moapa, Nevada. RMI also operates two sand and gravel crushing and screening facilities near Las Vegas, Nevada, which provide raw materials for its Las Vegas and Moapa concrete plants. Upon closing of the transactions contemplated by the Asset Purchase Agreement, RMI will be subject to the terms of a non-compete agreement and will cease to provide ready-mix concrete and operate such facilities.

Forward-Looking Statements
     Certain statements in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business and its proposed sale of substantially all of its assets to Skanon based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve significant risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including, but not limited to, the following: (1) the occurrence of any event, change or other circumstance that could give rise to the termination of the Asset Purchase Agreement, (2) risks that adjustments to the purchase price may be substantial and actual proceeds to the Company are uncertain, (3) the inability to complete the Asset Purchase Agreement due to the failure to satisfy any of the conditions to the closing of the transactions contemplated by the Asset Purchase Agreement, (4) failure of any party to the Asset Purchase Agreement to abide by the terms of that agreement, (5) risks that the proposed transaction, including the uncertainty surrounding the closing of the transaction, will disrupt the current plans and operations of the Company, including as a result of undue distraction of management and personnel retention problems, (6) risks that the Company may not have adequate liquidity to maintain operations through the closing of the transactions contemplated by the Asset Purchase Agreement, (7) the outcome of any legal proceedings that may be instituted against the Company and others following announcement of the Asset Purchase Agreement, (8) risks that the Company’s lenders may accelerate indebtedness that is currently in default and (9) the amount of the costs, fees, expenses and charges related to the Asset Purchase Agreement, including the impact of any termination fees the Company may incur and the likely prospect that the Company would have insufficient liquidity to pay such termination fees when due. Furthermore, the expectations expressed in forward-looking statements about the Company could materially differ from the actual outcomes because of changes in demand for the Company’s products and services, the timing of new orders and contract awards, the Company’s ability to successfully win contract bids, the impact of competitive products and pricing, excess of production capacity, bonding capacity and other risks discussed from time to time in the Company’s Securities and Exchange Commission (“SEC”) filings and reports, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and as updated in its Forms 10-Q for the quarters ended March 31, June 30 and September 30, 2009. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, except as may be required by law.
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